SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On June 30, 2008, WorldSpace, Inc. (the “Company”) entered into an agreement (each an “Agreement” and collectively, the “Agreements”) with each of the four holders (the “Investors”) of its amended and restated bridge loan notes (the “Bridge Loan Notes”) and second amended and restated convertible notes (the “Convertible Notes”) to defer until July 9, 2008 the Company’s obligations to pay approximately $19.86 million in aggregate principal amount of the Bridge Loan Notes (including accrued and unpaid interest on the Bridge Loan Notes and the Convertible Notes through the date of such payment), which payment was due on June 30, 2008. In connection with this agreed deferral, the Company has agreed to issue to the Investors an aggregate of 1.5 million warrants exercisable for shares of the Company’s Class A Common Stock. The warrants will be exercisable at $1.55 per share, and will be exercisable for a 5 year period from the date of issuance. The Company also agreed to grant registration rights reasonably acceptable to the holders with respect to the shares underlying the warrants, which will have identical terms to the warrants that were issued to the holders on June 13, 2008 in connection with the previously announced deferral agreement. Interest on all of the holders’ existing Bridge Loan Notes and Convertible Notes will continue to accrue until paid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2008

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel and Secretary